Registration No. 33-77642
                                                     Rule 424(b)(3)


         SUPPLEMENT TO PROSPECTUS SUPPLEMENT DATED SEPTEMBER 23, 1994

                ML Home Equity Loan Pass-Through Certificates,
                            Series 1994-2, Class A
                       MERRILL LYNCH CREDIT CORPORATION
                                   Servicer
                        MLCC MORTGAGE INVESTORS, INC.
                                    Seller

  --------------------------------------------------------------------------

     On September 29, 1994, the ML Home Equity Loan Trust 1994-2 (the "Trust") issued the ML Home Equity Loan Pass-Through Certificates, Series 1994-2 in an original aggregate principal amount of $209,978,000. Each Certificate represented an undivided interest in the Trust created pursuant to a Pooling and Servicing Agreement dated as of September 1, 1994 by and among MLCC Mortgage Investors, Inc., as seller, Merrill Lynch Credit Corporation, as servicer, and Bankers Trust Company of California, N.A., as trustee. This Supplement to the above-referenced Prospectus Supplement (the "Prospectus Supplement") supplements and updates certain of the information set forth in the Prospectus Supplement. Capitalized terms not defined herein have the meanings ascribed to them in the Prospectus Supplement.

     The first two tables set forth after the first paragraph under the heading "MLCC and its Equity Access Program--Delinquency and Loan Loss Experience" on pages S-27 and S-28 of the Prospectus Supplement are hereby updated, in their entirety, as follows:



                     MORTGAGE LOAN DELINQUENCY EXPERIENCE
                            (DOLLARS IN THOUSANDS)


                                                                       As of December 31,
					------------------------------------------------------------------------------------
                                        1991           1992           1993          1994           1995            1996
					-----	      --------	     ---------	   -------	---------	------------
Number of revolving credit
  line loans serviced . . . . . .         15,913         15,084         13,839        15,598         25,056           28,368
Aggregate loan balance of
  revolving credit line
  loans serviced  . . . . . . . .     $1,073,492     $1,062,930     $1,037,427    $1,079,693     $1,293,483       $1,353,800
Loan balance of revolving
  credit line loans 2 months
  delinquent  . . . . . . . . . .     $    2,250     $    3,717     $    5,161    $    5,358     $    8,447       $    8,292
Loan balance of revolving
  credit line loans 3 months
  or more delinquent  . . . . . .     $   22,361     $   18,751     $   17,508    $   22,989     $   33,763       $   39,508
Total of 2 months or more
  delinquent as a percentage
  of aggregate loan balance of
  revolving credit line loans . .          2.29%          2.11%          2.19%         2.63%          3.26%            3.53%



                        MORTGAGE LOAN LOSS EXPERIENCE
                            (DOLLARS IN THOUSANDS)


                                                                       As of December 31,
				     ---------------------------------------------------------------------------------------
                                        1991           1992           1993          1994           1995            1996
				     ----------	      ---------	   ----------	  -----------	 -----------	------------
Number of revolving credit
  line loans serviced . . . . . .         15,913         15,084         13,839        15,598         25,056           28,368
Aggregate loan balance of
  revolving credit line
  loans serviced  . . . . . . . .     $1,073,492     $1,062,930     $1,037,427    $1,079,693     $1,293,483       $1,353,800
For the Period:
  Gross Charge-offs
    dollars . . . . . . . . . . .     $      936     $    1,447     $    3,153    $    1,118     $    3,700       $    1,860
  Percentage(1)                            0.09%          0.14%          0.30%         0.10%          0.29%            0.14%




__________________________
(1) As a percentage of aggregate balance of revolving credit line loans serviced.

     Additionally, the information contained in the table entitled "Cut-Off Date Trust Balances" on page S-22 of the Prospectus Supplement is hereby updated to indicate, as of December 31, 1996, the Loan Balances of the Mortgage Loans:


                    TRUST BALANCES AS OF DECEMBER 31, 1996


                                                  Number of                                         % of Mortgage
                                                  Mortgage                  Trust                     Loans by
           Range of Trust Balances                  Loans                  Balance                  Trust Balance
-------------------------------------------	  -----------		---------------		   --------------
$    4,999.99 or Lower  . . . . . . . . . .              499            $  1,122,469.77                   1.37%
$    5,000.00- 9,999.99 . . . . . . . . . .              206               1,485,477.85                   1.81
$    10,000.00-     14,999.99 . . . . . . .              134               1,644,924.65                   2.00
$    15,000.00-     19,999.99 . . . . . . .              124               2,175,168.46                   2.65
$    20,000.00-     24,999.99 . . . . . . .              116               2,611,799.86                   3.18
$    25,000.00-     29,999.99 . . . . . . .               91               2,489,151.59                   3.03
$    30,000.00-     34,999.99 . . . . . . .               75               2,439,096.39                   2.97
$    35,000.00-     39,999.99 . . . . . . .               54               2,015,966.14                   2.46
$    40,000.00-     44,999.99 . . . . . . .               53               2,260,158.27                   2.75
$    45,000.00-     49,999.99 . . . . . . .               49               2,336,420.29                   2.85
$    50,000.00-     54,999.99 . . . . . . .               43               2,254,178.43                   2.75
$    55,000.00-     59,999.99 . . . . . . .               30               1,731,583.12                   2.11
$    60,000.00-     64,999.99 . . . . . . .               26               1,636,984.68                   1.99
$    65,000.00-     69,999.99 . . . . . . .               23               1,548,431.06                   1.89
$    70,000.00-     74,999.99 . . . . . . .               20               1,447,452.28                   1.76
$    75,000.00-     99,999.99 . . . . . . .              106               9,179,579.87                  11.18
$    100,000.00-    149,999.99  . . . . . .              107              13,098,682.15                  15.93
$    150,000.00-    199,999.99  . . . . . .               28               4,846,312.65                   5.90
$    200,000.00-    249,999.99  . . . . . .               34               7,492,253.35                   9.13
$    250,000.00-    299,999.99  . . . . . .               20               5,482,627.89                   6.68
$    300,000.00-    349,999.99  . . . . . .                7               2,286,824.43                   2.79
$    350,000.00-    399,999.99  . . . . . .                5               1,828,539.33                   2.23
$    400,000.00-    449,999.99  . . . . . .                1                 417,415.92                   0.51
$    450,000.00-    499,999.99  . . . . . .                3               1,410,276.27                   1.72
$    500,000.00-    549,999.99  . . . . . .                3               1,573,077.37                   1.92
$    600,000.00-    649,999.99  . . . . . .                1                 600,000.00                   0.73
$    650,000.00-    699,999.99  . . . . . .                2               1,354,165.33                   1.65
$    700,000.00-    749,999.99  . . . . . .                2               1,450,997.78                   1.77
$    850,000.00-    899,999.99  . . . . . .                1                 892,538.38                   1.09
$    950,000.00-    999,999.99  . . . . . .                1                 988,274.00                   1.20
						      ------		---------------			------
                   TOTALS . . . . . . . . .            1,864            $ 82,100,827.56                 100.00%
						      ======		===============			======

                             ____________________

                The date of this Supplement is March 31, 1997.